Exhibit 99.1

Paxton Recaps Positive Developments from 10-Q Filing
SAN FRANCISCO, CA--(Marketwire - 08/24/11) - Paxton Energy, Inc. (OTC.BB:PXTE - News) (Paxton), an energy turnaround company engaged in the acquisition, exploration, development and drilling of oil and natural gas properties, is pleased to recap highlights from their June 30, 2011 Form 10-Q filing.
During May 2011, Paxton acquired a 70% working interest in 546.9 acres in the Vermilion 179 (VM 179) track located in the shallow waters of the Gulf of Mexico, offshore from Louisiana, adjacent to Exxon's extremely productive VM 164 #A9 well.

The immediate beneficial financial impact to the company resulting from this acquisition is a nearly ten-fold increase in oil and gas property assets, from $587,886 as of June 30, 2010 to $6,286,449 as of June 30, 2011, and a 937% increase in total assets, to $6.76 million as compared to $0.65 million over the same time period. Total shareholder’s equity also increased to $ 2,886,622 as of June 30, 2011 from $ (868,965) as of June 30, 2010, an improvement of more than $3.75 million.
Based on the Montecito Independent Reserve report by James E. Hubbard, dated June 19, 2011, proven and probable reserves have a PV-10 value in excess of $87,000,000 at $85 per barrel oil and $4 per mcf gas. This report estimates the future net revenue of VM 179 at nearly $150,000,000.
About Paxton
Paxton engages in the acquisition, exploration, development and drilling of oil and natural gas properties. Paxton is an energy turnaround company whose strategy is to acquire cash flow producing properties with proved and probable reserves, develop the fields by reworking existing wells and drilling new wells. Paxton was founded in 2004 and is based in Stateline, Nevada.

Cautionary Note to U.S. Investors
Effective January 1, 2010, the United States Securities and Exchange Commission (SEC) now permits oil and gas companies, in their filings with the SEC, to disclose not only "proved" reserves (i.e., quantities of oil and gas that are estimated to be recoverable with a high degree of confidence), but also "probable" reserves (i.e., quantities of oil and gas that are as likely as not to be recovered) as well as "possible" reserves (i.e., additional quantities of oil and gas that might be recovered, but with a lower probability than probable reserves). As noted above, statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this press release that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC's latest reserve reporting guidelines. Investors are urged to consider closely the disclosure in Paxton's Annual Report on Form 10-K available from Paxton at P.O. Box 1148, Zephyr Cove, NV 89448 (attn: Investor Relations). You can also obtain this report from the SEC by calling 1-800-SEC-0330 or from the SEC's website at www.sec.gov.
Safe Harbor
Statements about Paxton's future expectations and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Paxton intends that such forward-looking statements be subject to the safe harbors created thereby. The above information contains information relating to Paxton that is based on the beliefs of Paxton and/or its management as well as assumptions made by and information currently available to Paxton or its management. Paxton does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact
Surety Financial Group, LLC
410-833-0078

Source: Paxton Energy, Inc.

PAXTON ENERGY, INC.
(AN EXPLORATION-STAGE COMPANY)
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2011	2010

ASSETS

Current Assets
Cash and cash equivalents	$4,031	$53,421
Receivable from attorneys' trust accounts	668	668
Prepaid expenses and other current assets	14,896	9,339
Total Current Assets	19,595	63,428

Property and Equipment, net of accumulated depreciation	2,392	341
Oil and gas properties, using full cost accounting	6,286,449	587,886
Deferred financing costs	432,112	-
Other assets	14,610	-

Total Assets	$6,755,158	$651,655

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$286,693	$193,651
Accrued liabilities	534,632	376,903
Payable to Bayshore Exploration L.L.C.	106,153	113,544
Payable to officer	-	30,000
Notes payable	345,000	330,000
Unsecured convertible promissory notes payable, net of discount	56,613	184,335
Subordinated note payable	500,000	-
Convertible debentures, net of discount	250,530	-
Accrued registration rights penalties and interest	12,655	12,097
Total Current Liabilities	2,092,276	1,240,530

Long-Term Liabilities
Long-term asset retirement obligation	36,887	36,714
Derivative liabilities	1,739,373	243,376
Total Long-Term Liabilities	1,776,260	280,090

Stockholders' Equity (Deficit)
Preferred stock, $0.001 par value; 10,000,000 shares authorized,
none issued and outstanding	-	-
Common stock, $0.001 par value; 500,000,000 shares authorized,
58,907,556 and 20,343,263 shares issued and outstanding, respectively	58,908	20,343
Additional paid-in capital	18,751,174	11,348,416
Deficit accumulated during the exploration stage	(15,923,460)	(12,237,724)
Total Stockholders' Equity (Deficit)	2,886,622	(868,965)

Total Liabilities and Stockholders' Equity (Deficit)	$6,755,158	$651,655